Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-009		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

Hornbeck Offshore Announces Expiration of Cash Tender Offer

for its 6.125% Senior Notes due 2014 and

Initiation of Related Redemption

April 3, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that the previously commenced cash tender offer (the “Offer”) for any and all $300,000,000 aggregate principal amount of its 6.125% Senior Notes due 2014 (CUSIP 440543 AB 2) (the “2004 Notes”), expired as scheduled at 11:59 p.m. Eastern time on March 29, 2012 (the “Expiration Time”). Including the tendered 2004 Notes that the Company had announced receiving on March 15, 2012, the Company accepted and made payment for $252,205,000 in aggregate principal amount of 2004 Notes validly tendered pursuant to the Offer.

The Company also announced today that, on April 30, 2012, it will redeem the entire balance of $47,795,000 in aggregate principal amount of 2004 Notes that remain outstanding at a redemption price to be calculated in accordance with the indenture governing the 2004 Notes (the “Indenture”) and as set forth in the Notice of Redemption. The Company delivered copies of the Notice of Redemption to The Depository Trust Company, as record holder for the 2004 Notes, on March 30, 2012. The redemption will be funded with proceeds raised in the Company’s recent issuance of $375 million in aggregate principal amount of 5.875% Senior Notes due 2020.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 80 vessels primarily serving the energy industry.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions to redeem the 2004 Notes. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.